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                                                             Exhibit 99.1



Contact:  Shant S. Hovnanian
             718-489-1227



FOR IMMEDIATE RELEASE



CellularVision USA Announces Closing of Spectrum
Assignment to WinStar Communications



November 25, 1998 - New York, New York

          CellularVision USA, Inc. (Nasdaq: CVUS) today announced that it had closed the assignment of spectrum contemplated by the LMDS Purchase Agreement among the Company, CellularVision of New York and WinStar Communications.

          As a condition to the closing, the Company has discontinued its subscription television service. The Company will explore Internet business opportunities, initially with the Company's existing network infrastructure providing high-speed Internet service to metro New York. At the time of closing, the Company repaid outstanding loans that were due, and redeemed its Convertible Preferred Stock held by Marshall Capital Management.

          The Company also announced that it was appealing Nasdaq's decision to delist the Company's common stock from the Nasdaq National Market because of failure to maintain minimum closing bid prices. The Company's common stock will remain on the National Market through the appeal period, expected to be mid-January 1999.